Exhibit 99.1

        Robocom Systems International Inc. Reports Financial Results for
                                2nd Quarter 2005

MASSAPEQUA, NY, January 3, 2005- Robocom Systems International Inc. (OTCBB:
RIMS) announced its results for the second quarter of fiscal 2005.

For the second quarter of fiscal 2005, Robocom reported net income of $125,398 ($0.027 per fully diluted share), as compared to $18,948 ($0.004 per fully diluted share) in the year-ago quarter. For the six-month period, net income increased by $222,774 to $246,980 ($0.054 per fully diluted share) as compared to $24,206 ($0.005 per fully diluted share) in the year ago period. This was Robocom's ninth consecutive profitable quarter.

Irwin Balaban, Robocom's President and CEO, noted, "I am very pleased with our results for the second quarter. Service revenues grew approximately 100% over the prior year period, as we implement our RIMS(TM) system at new customer locations. With the development of our latest version of RIMS, Version 5.0, which is compatible with Electronic Product Code (ePC) identifiers and RFID technology, we feel our solution provides our customers with a significant competitive advantage and return on investment."

Robocom Systems International Inc. (www.robocom.com) develops, markets and supports advanced Warehouse Management Systems software that enables customers to expand productivity, reduce costs and increase profits. Contact: Judy Frenkel of Robocom at 516-795-5100 or jfrenkel@robocom.com.

                       ROBOCOM SYSTEMS INTERNATIONAL INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

                                                 Three Months Ended          Six Months Ended
                                                     November 30,               November 30,
                                                --------------------       --------------------
                                                  2004         2003          2004        2003
                                                  ----         ----          ----        ----
      Revenues                                  $   876      $   670       $ 1,769      $ 1,340
      Cost of revenues                              374          338           728          683
                                                --------------------       --------------------
      Gross margin before amortization              502          332         1,041          657
      Software amortization                         190          189           379          379
                                                --------------------       --------------------
      Gross margin                                  312          143           662          278
      Selling, general & administrative
         expenses                                   188          119           417          245
                                                --------------------       --------------------
      Income from operations                        124           24           245           33
      Interest income (expense), net                  1           (5)            2           (9)
                                                --------------------       --------------------
      Income before provision for
      income taxes                                  125           19           247           24
      Provision for income taxes                     --           --            --           --
                                                --------------------       --------------------
      Net income                                $   125      $    19       $   247      $    24
                                                ====================       ====================

      Net income per basic share                $ 0.028      $ 0.004       $ 0.055      $ 0.005
                                                ====================       ====================
      Net income per diluted share              $ 0.027      $ 0.004       $ 0.054      $ 0.005
                                                ====================       ====================
      Weighted average shares outstanding:
          Basic                                   4,523        4,496         4,509        4,496
                                                ====================       ====================
          Diluted                                 4,622        4,613         4,598        4,575
                                                ====================       ====================

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Forward Looking Statements: This news release contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, among others, general economic and business conditions; industry trends; changes in demand for the Company's product; the timing of orders received from customers; announcements or changes in pricing policies by the Company or its competitors; unanticipated delays in the development, market acceptance or installation of the Company's products; availability of management; and availability, terms and deployment of capital.
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